UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PIPER SANDLER COMPANIES

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT
2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 17, 2023

This supplement (this “Supplement”), dated May 5, 2023, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Piper Sandler Companies with the Securities and Exchange Commission on April 5, 2023 for the 2023 annual meeting of shareholders to be held virtually on May 17, 2023. This Supplement is being filed to include a clarification to the voting standard on Proposal 5 as described in the Proxy Statement to specify that the voting standard for Proposal 5 is determined in reference to the shares of our common stock present in person or represented by proxy at the virtual annual meeting and entitled to vote on Proposal 5.

Accordingly, the Proxy Statement is hereby amended as follows:

Under the heading “Questions and Answers – What vote is required to approve each proposal included in the notice of meeting?”, the response for Proposal 5 is amended to read as follows:

•	The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the subject matter of the proposal is required to amend the Incentive Plan.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. From and after the date of this Supplement, any references to “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any further action unless you wish to change your vote.

This Supplement does not provide all of the information that is important to your voting decisions at the virtual annual meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.